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                                                                    Exhibit 4.10

                                  AMENDMENT TO
                  KANEB SERVICES, INC. DEFERRED STOCK UNIT PLAN

         THIS AGREEMENT by Xanser Corporation (the "Sponsor"),

                               W I T N E S S E T H

         WHEREAS, the Sponsor maintains the Kaneb Services, Inc. Deferred Stock Unit Plan (the "Plan") for the benefit of its employees who qualify;

         WHEREAS, the Plan provides that the Sponsor may amend the Plan from time to time;

         WHEREAS, the Sponsor desires to amend the Plan;

         NOW, THEREFORE, the Sponsor hereby agrees that the Plan is hereby amended, effective February 20, 2002, to provide as follows:

                  (a) The name of the Plan is hereby changed to Xanser Corporation Deferred Stock Unit Plan.

                  (b) The Plan is hereby further amended by changing all references therein to "Kaneb Services, Inc. Deferred Stock Unit Plan" to read "Xanser Corporation Deferred Stock Unit Plan".

                  (c) The Plan is furthermore amended by changing all references therein to "Kaneb Services, Inc." to read "Xanser Corporation".
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         IN WITNESS WHEREOF, the Sponsor has caused this Agreement to be executed on this 1st day of March 2002 to be effective as of the 20th day of February 2002.

                                           XANSER CORPORATION


                                           By /s/ WILLIAM H. KETTLER
                                              ------------------------

                                           Title Vice President
                                                 ---------------------